RETROCESSION CONTRACT


This RETROCESSION CONTRACT is made and entered into by and between DORINCO REINSURANCE COMPANY, Midland, Michigan (hereinafter referred to as the "Retrocedant") and AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS, Dallas, Texas (hereinafter referred to as the "Retrocessionaire").

WHEREAS the Retrocedant reinsures business produced and underwritten by or through Harold Loving, d/b/a Texas Insurance Facilities, Tyler, Texas for and on behalf of STATE AND COUNTY MUTUAL FIRE INSURANCE COMPANY, Fort Worth, Texas (hereinafter called the "Underlying Reinsured") under a Reinsurance Agreement styled 100% Quota Share Reinsurance Agreement (reference no. S22903-070) (hereinafter called the "Underlying Agreement") and;

WHEREAS the Retrocedant desires to retrocede a portion of its liability thereunder, the parties hereto, in consideration of the mutual covenants hereinafter contained, agree as follows:


                                ARTICLE I

The Retrocedant agrees to retrocede to the Retrocessionaire and the Retrocessionaire agrees to accept and does hereby accept from the Retrocedant a 40.00% quota share of the Retrocedant's liability arising from the Underlying Agreement.


                               ARTICLE II

A copy of the Underlying Agreement is attached to and made part of this Retrocession Contract. The Retrocedant agrees to furnish the Retrocessionaire with any material changes in the Underlying Agreement.


                              ARTICLE III

The liability of the Retrocessionaire will commence at 12:01 a.m., Central Standard Time, June 1, 1998 and will follow in all respects the terms and conditions of the Underlying Agreement and any amendments added thereto, except as may be provided herein. The Retrocessionaire agrees to follow the Retrocedant in all matters pertaining to the Underlying Agreement.

It is understood and agreed by the parties that if the Underlying Agreement is terminated for any reason, this Contract shall terminate automatically at the same time. In the event the Contract is terminated because the Underlying Agreement is terminated, the same termination provisions applicable to the Underlying Agreement will apply to this Contract.


                              ARTICLE IV

A.    1.    The Retrocedant shall furnish the Retrocessionaire an account within 45 days following the end of each month. The Retrocedant shall include in this report for informational purposes, the amount of ceded unearned premium and outstanding loss reserves. The Retrocessionaire's proportion (i.e., the percent stipulated in ARTICLE I) of the Retrocedant's net written premiums under the Underlying Agreement, less a provisional ceding commission of 24.0% of net written premiums and less loss and loss adjustment expense paid on losses ascribed to the Underwriting Year, shall be paid by the debtor party to the creditor within 75 days following the end of each month.

      2. In the event any amounts remain unpaid for more than 90 days, the Retrocessionaire shall be subrogated to the Retrocedant's rights against Texas Insurance Facilities.

B.    1.    The final ceding commission shall be determined by the loss experience under this Contract. The Retrocedant will calculate an adjusted ceding commission for each Underwriting Year within 60 days following 18 months from the inception of the Underwriting Year based on premiums earned and losses incurred. The provisional ceding commission will be adjusted between the parties as appropriate. Adjustments for each Underwriting Year will continue to be made annually until all losses ascribed to the Underwriting Year have been paid or closed, at which time the ceding commission will become final.

      2. Premium earned for the Underwriting Year shall mean all net written premium ceded to this Contract and ascribed to the Underwriting Year (less cancellations and returns) less the unearned premium reserve at the time of the adjustment, if any.

      3. Losses incurred for the Underwriting Year shall mean the loss and loss expense paid by the Retrocessionaire (less salvages and recoveries received) on losses ascribed to the Underwriting Year, plus loss and loss expense reserves outstanding on losses ascribed to the Underwriting Year, and plus or minus any credit or debit carry forward as provided in this Article.

C.    1.    Should the ratio of losses incurred to premium earned be 68.5%
or higher, then the adjusted ceding commission shall be 24.0%.

      2. Should the ratio of losses incurred to premium earned be less than 68.5%, then the adjusted commission shall be determined by adding one percent to the ceding commission for each one percent reduction of loss ratio subject to a ceding commission of 28.0% at a loss ratio of 64.5%.

      3. Should the ratio of losses incurred to premium earned be less than 64.5%, then the commission shall be further adjusted by adding one half of one percent (.5%) to the ceding commission for each one percent reduction of loss ratio below 64.5%, subject to a maximum ceding commission of 35.0% at a loss ratio of 50.5% or less.

      4. Should the ratio of losses incurred to premium earned be greater than 68.5% or less than 50.5%, the difference between the actual loss ratio and 68.5% or 50.5%, as the case may be, will be multiplied by the earned premium for the Underwriting Year and carried forward as a debit or credit to the ensuing Underwriting Year calculation.

D.    1.    Upon termination, any period of less than 12 months from
inception shall be considered as an Underwriting Year for purposes of this Article; any period of less than 12 months from anniversary will be considered as part of the preceding Underwriting Year.

      2. Should this Contract be terminated on a run-off basis wherein the Retrocessionaire is liable for losses occurring after the date of termination, then such run-off period shall be considered as part of the last Underwriting Year.


                                ARTICLE V

The term "Underwriting Year" as used in this Agreement shall mean those Policies with inception, renewal or anniversary date during each 12-month period commencing with each June 1, and all premium attributable to, and all loss arising out of such Policies from such inception, renewal or anniversary date until expiration, cancellation, or next anniversary, whichever occurs first, will be ascribed to the Underwriting Year.


                                ARTICLE VI

All reinsurance falling under this Contract shall be subject to the same terms, rates, conditions and waivers, and to the same modifications, alterations and cancellations as the Policies to which such reinsurances relate, and to liability whether or not incurred within the terms of such Policies arising out of loss occurrences, the true intent of this Contract being that the Retrocessionaire shall, in every case to which this Contract applies and in the proportion specified herein, follow the fortunes of the Retrocedant.


                                ARTICLE VII

The Retrocedant agrees to advise the Retrocessionaire promptly of all claims coming under this Contract as provided by the Underlying Agreement.

The Retrocessionaire agrees to repay the Retrocedant the Retrocessionaire's proportion (i.e., the percentage stipulated in ARTICLE I), of all losses and/or loss expenses incurred by the Retrocedant as respects losses ascribed to the Underlying Agreement. The Retrocedant shall remit to the Retrocessionaire the Retrocessionaire s pro rata share of all salvage and/or other recoveries received by the Retrocedant under the Underlying Agreement.


                                ARTICLE VIII

The Retrocedant shall furnish the Retrocessionaire accounts and all necessary reports and statistics on the reinsurance ceded under this Contract.


                                 ARTICLE VIX

The reinsurance provided by this Contract shall be payable by the Retrocessionaire directly to the Retrocedant or to is liquidator, receiver or statutory successor on the basis of the liability of the Retrocedant under the Underlying Agreement without diminution because of the insolvency of the Retrocedant. In the event of the insolvency of the Retrocedant, the liquidator or receiver or statutory successor of the Retrocedant shall give written notice of the pendency of each claim against the Retrocedant under the Underlying Agreement within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Retrocessionaire may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Retrocedant, its liquidator or statutory successor. The expense thus incurred by the Retrocessionaire shall be chargeable, subject to court approval, against the Retrocedant as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Retrocedant solely as a result of the defense undertaken by the Retrocessionaire. The reinsurance shall be payable as hereinbefore in this paragraph provided except as otherwise provided by Section 4118(a) (relating to Fidelity and Surety) of the Insurance Law of New York or except (a) where the contract specifically provides another payee of such reinsurance in the event of the insolvency of the Retrocedant, and (b) where the Retrocessionaire with the consent of the direct insured or insureds has assumed such policy obligations of the Retrocedant as direct obligations of the Retrocessionaire to the payees under such policies and in substitution for the obligations of the Retrocedant to such payees.


                                ARTICLE X

As a condition precedent to any right of action hereunder, any irreconcilable dispute between the parties to this Contract will be submitted for decision to a board of arbitration composed of two arbitrators and an umpire meeting at the Home Office of the Retrocedant.

Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies, or Underwriters at Lloyd's, London, not under the control or management of either party to this Contract. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three, of whom the other shall decline two, and the decision shall be made by drawing lots.

The claimant shall submit its initial brief within 45 days from appointment of the umpire. The respondent shall submit its brief within 45 days thereafter and the claimant may submit a reply brief within 30 days after filing of the respondent's brief.

The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.


                                  ARTICLE XI

This Article applies only to Retrocessionaires domiciled outside the United States of America.

In the event of the failure of the Retrocessionaire to pay any amount due hereunder the Retrocessionaire shall, upon the request of the Retrocedant, submit to the jurisdiction of any court of competent jurisdiction within the United States, and will comply with all requirements necessary to give such court jurisdiction, and all matters arising hereunder shall be determined in accordance with the law and practice of such court.

Service of process may be made upon Mendes & Mount, 750 Seventh Avenue, New York, New York, who are authorized and directed to accept service of process in any such suit, and give a written undertaking to the Retrocedant that they will enter a general appearance upon the Retrocessionaire's behalf.

Further, pursuant to any statute of any state, territory or district of the United States which makes provisions therefor, the Retrocessionaire hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Retrocedant or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

                               ARTICLE XII

In consideration of the terms under which this Contract is issued, the Retrocedant undertakes not to claim any deduction in respect of the premium hereon when making tax returns other than Income or Profits Tax returns to any state or territory or the District of Columbia.

Federal Excise Tax of 1%, as applicable, will be paid by the Retrocessionaire, it being understood and agreed that in the event of any return of premium becoming due hereunder the Retrocessionaire will deduct 1% from the amount of the return and the Retrocedant or its agent will take steps to recover the Tax from the U.S. Government.


                                  ARTICLE XIII

Sedgwick Re, Inc., is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications including notices, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements relating thereto shall be transmitted to the Retrocessionaire or the Retrocedant through Sedgwick Re, Inc. 1501 Fourth Avenue, Suite 1400, Seattle, Washington 98101. Payments by the Retrocedant to the Intermediary shall be deemed to constitute payment to the Retrocessionaire. Payments by the

Retrocessionaire to the Intermediary shall be deemed only to constitute payment to the Retrocedant to the extent that such payments are actually received by the Retrocedant.


IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have executed this Contract as of the following dates:


In Midland, Michigan, this ______ day of _________________, 1998.

      DORINCO REINSURANCE COMPANY


      By_________________________________________
            (signature)

      ___________________________________________
            (name)

      ___________________________________________
            (title)



In Dallas, Texas, this ______ day of ___________________, 1998.

      AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS


      By_________________________________________
            (signature)

      ___________________________________________
            (name)

      ___________________________________________
            (title)